Residential Funding Mortgage Securities I, Inc.
                                    Depositor

                         Residential Funding Corporation
                                 Master Servicer

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-S10

                       Supplement dated September 13, 2002
                                       to
                    Prospectus Supplement dated July 26, 2002
                                       to
                         Prospectus dated July 25, 2002

Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the prospectus supplement dated July 26, 2002.

The designations assigned to the Class A-11 and Class A-12 Certificates in the table on page S-5 of the prospectus supplement shall be replaced with the following designations:



                        PASS-THROUGH
CLASS                       RATE                         DESIGNATIONS
------------------ ----------------------- -------------------------------------
A-11                        6.50%               Super Senior/Accrual/Fixed Rate
A-12                        6.50%                  Senior/Lockout/Fixed Rate


     The last paragraph under "Credit Enhancement - Allocation of losses" on page S-8 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

     If none of the Class M Certificates or Class B Certificates are outstanding, losses on the mortgage loans will be allocated proportionately among the senior certificates, subject to the special rules mentioned below. Some losses allocable to the Class A-9 Certificates and Class A-10 Certificates will be allocated to the Class A-8 Certificates as described in this prospectus supplement. Some losses allocable to the Class A-11 Certificates and Class A-13 Certificates will be allocated to the Class A-14 Certificates as described in this prospectus supplement.





JP MORGAN                                                    GMAC RFC SECURITIES

                               UNDERWRITERS


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     The first  sentence  under "Risk Factors - Risk of Loss-The  return on your certificates will be reduced if losses exceed the credit enhancement available to your certificates." on page S-12 of the prospectus supplement shall be deleted and replaced with the following:

     The only credit enhancement for the senior certificates will be the subordination provided by the Class M Certificates and Class B Certificates, and with respect to the Class A-9 Certificates and Class A-10 Certificates, the subordination provided by the Class A-8 Certificates, and with respect to the Class A-11 Certificates and Class A-13 Certificates, the subordination provided by the Class A-14 Certificates.

     The fifth paragraph under "Special Yield and Prepayment Considerations" on page S-16 shall be deleted in its entirety and replaced with the following:

     Investors in the Class A-14 Certificates should be aware that after the principal balances of the Class M Certificates and Class B Certificates have been reduced to zero, losses on the mortgage loans otherwise allocable to the Class A-11 Certificates and Class A-13 Certificates will be allocated to the Class A-14 Certificates as described in this prospectus supplement. Therefore, the yield to maturity on the Class A-14 Certificates will be extremely sensitive to losses otherwise allocable to the Class A-11 Certificates and Class A-13 Certificates.

     The    thirteenth    bullet    point    under     "Description    of    the
Certificates--General" on page S-27 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

     Class A-13 Certificates, and collectively with the Class A-9, Class A-10 and Class A-11 Certificates, the Super Senior Certificates

     The first paragraph under "Description of the Certificates-Allocation of Losses; Subordination" on page S-45 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

     The subordination provided to the Senior Certificates by the Class B Certificates and Class M Certificates and the subordination provided to each class of Class M Certificates by the Class B Certificates and by any class of Class M Certificates subordinate thereto will cover Realized Losses on the mortgage loans that are Defaulted Mortgage Losses, Fraud Losses, Bankruptcy Losses and Special Hazard Losses. Any Realized Losses which are not Excess Special Hazard Losses, Excess Fraud Losses, Excess Bankruptcy Losses or Extraordinary Losses will be allocated as follows:

       o first, to the Class B Certificates;

       o second, to the Class M-3 Certificates;

       o third, to the Class M-2 Certificates; and

       o fourth, to the Class M-1 Certificates

in each case until the Certificate Principal Balance of that class of certificates has been reduced to zero; and thereafter, if any Realized Loss is on a Discount Mortgage Loan, to the Class A-P Certificates in an amount equal to the related Discount Fraction of the principal portion of the

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Realized  Loss  until  the  Certificate  Principal  Balance  of  the  Class  A-P
Certificates has been reduced to zero, and the remainder of the Realized Losses and the entire amount of Realized Losses on Non- Discount Mortgage Loans will be allocated among all the remaining classes of Senior Certificates on a pro rata basis, except that Realized Losses otherwise allocable to the Class A-9 Certificates and Class A-10 Certificates will be allocated to the Class A-8
Certificates,   and   Realized   Losses   otherwise   allocable   to  the  Class
A-11Certificates and Class A-13 Certificates will be allocated to the Class A-14 Certificates, until the Certificate Principal Balance of the related Senior Support Certificates has been reduced to zero.

     This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

     Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until December 12, 2002.




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